Exhibit (a)

State of Maryland Department of Assessments and Taxation

ARTICLES OF AMENDMENT

for a

MARYLAND Stock               CORPORATION

(1)

(2),	ULTRA AI OPPORTUNITIES INC. a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that the charter of the corporation shall be and hereby is amended as follows:

(3)	Article II of the Charter of the Corporation is hereby amended in its entirety to read as follows:

"The name of the Corporation is Ives Ultra AI Opportunities Inc."

This amendment of the charter of the corporation has been approved by

(4)	a majority of the entire Board of Directors. The amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

The undersigned acknowledges that this is an act of the above-named corporation, and verifies, under the penalties for perjury, that the matters and facts stated herein, which require such verification, are true and accurate, to the best of his/her knowledge, information, and belief.

(5)		(5)
	ATTESTED TO BY (signature/title)		SIGNED BY (signature/title)

(6)	Return address of filing party:

Cogency Global Inc.
1519 York Road
Lutherville, MD 21093

Rev. 8/2024

GUIDELINES FOR DRAFTING ARTICLES OF AMENDMENT

This amendment format is appropriate for most Maryland Stock and Nonstock Corporations. It may not be used for Maryland Religious Corporations or Cooperatives, or for any non-Maryland entity. These instructions will aid you in meeting the legal requirements to amend a charter. Questions addressing the merits or wording of the changes you are making should be discussed with your lawyer, accountant, or other business or financial advisor. Legal questions of a general nature cannot be answered by the staff of this Department. You may complete the form above and submit it as your Articles of Amendment. Please type or complete using a computer. Handwritten forms are much more likely to be rejected.

Each list item below corresponds to a blank on the form.

(1) Insert “Stock”, “Close”, “Nonstock”, or “Professional” depending on if the corporation is a regular stock corporation, a close corporation, a nonstock corporation, or a professional services corporation prior to any effects the amendment may have. If you are unsure, refer to the corporation’s existing charter document(s).

(2) Insert the exact name of the corporation, prior to any effects the amendment may have, as found in Departmental Records. Spelling, punctuation, abbreviation, spacing, etc. all must match.

(3) State the change(s) to the charter. Since this document becomes part of the corporate charter, the wording must be clear and unambiguous, and must accurately express the corporation’s intentions. If the corporation is adopting a new name, be sure to include “INCORPORATED”, “CORPORATION”, “LIMITED”, “COMPANY”, or a common abbreviation of one of those terms (or “Chartered”, “Professional Association”, or “Professional Corporation” or an acceptable abbreviation if for a professional services corporation).

If the amendment changes authorized stock, it must state the number of shares and the par value of each share both before and after the amendment.

(4) State the method by which the Corporation approved the charter amendment. Below are the five most common methods of approval. Only one of these can apply.

•	If this corporation has directors and stockholders, insert “the directors and stockholders” .
•	If this is a close corporation that has no directors, insert “the stockholders. This is a close corporation that has elected to have no directors”.
•	If this is a corporation that has authority to issue stock, but has not yet issued any, insert “the directors. No stock has been issued”.
•	If the corporation has no authority to issue stock, but has a membership entitled to vote on amendments, insert “the directors and members”.
•	If the corporation has no authority to issue stock and there is no membership entitled to vote on amendments, insert “the directors. There is no membership entitled to vote on amendments”.

(5) Have the appropriate officers sign. Two signatures are necessary: one to acknowledge the corporate act and to verify the facts under the penalties for perjury, and one to witness or attest the signature. The signatures must be by different individuals unless the entity is a close corporation or a professional services corporation, and such is indicated per item (1) above.

(6) Insert a return address for the filing.

WHERE AND HOW DO I FILE MY DOCUMENTS?

Articles of Amendment may be filed online through the Maryland Business Express online filing portal. The portal may be accessed by visiting the following link: Maryland Business Express. By mail or in-person submissions should directed to: State Department of Assessments and Taxation Charter 700 East Pratt Street, Suite 2700 Baltimore, Maryland 21202

FEES: The filing fee is $150 for expedited processing within 10 business days of receipt by SDAT. There are additional fees if the amendment increases stock. If stock is increased, refer to Corporations & Associations Article sec. 1-204 to calculate the increased organization and capitalization fee. Please make checks payable to the State Department of Assessments and Taxation. Standard processing of 6-8 weeks from receipt is available for $100.

Rev. 8/2024

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